Exhibit 99.1

Employees at Alcoa’s San Ciprián facility in Spain vote to endorse improved restart plan for aluminum smelter

PITTSBURGH--(BUSINESS WIRE)--February 3, 2023--Alcoa Corporation (NYSE: AA) today announced that a majority of the workers at its San Ciprián complex in Spain have agreed to an improved plan for the restart of the aluminum smelter in 2024.

In December 2021, Alcoa announced a two-year curtailment to work on plans for a stronger smelting facility, which had faced exorbitant energy prices that threatened its viability. In 2022, the Company announced the signing of two long-term wind power purchase agreements (PPA) to secure up to approximately 75 percent of the smelter’s needs at full capacity. The supply of energy will depend on the permitting and development of the windfarms.

The updated agreement with the workforce provides a detailed schedule that will commence the restart process in phases beginning in January 2024. The agreement also includes increased investments in the facility and protections for the workforce.

“With this latest agreement, we have additional flexibility and a clear direction for the future as we continue to work constructively with our workforce and other stakeholders to begin the restart process in 2024, supported by wind-based power agreements and increased investments designed to improve the smelter’s viability,” said Alcoa President and CEO Roy Harvey. “We will continue to work cooperatively with the regional and national governments in Spain as we move forward with these plans.”

The Company has agreed to provide a total of $181 million for both capital investments and restart expenses, which is $78 million higher than the original agreement.

Highlights of the new agreement include:

  Capital Investment: The agreement provides for $146 million in capital projects, primarily for the development of a new anode plant.
  Restart Expenditures: Restart expenses of $35 million remain unchanged from the original agreement.
  Labor: Alcoa extends its existing commitment not to initiate any collective dismissal processes (ERE or ERTE) at the aluminum plant until December 31, 2026, as well as other labor benefits. The workers' representatives undertake to maintain social peace at least until December 31, 2026.
  Restart Timing: The phased approach to the restart process will begin on January 1, 2024. Alcoa plans that all pots will be restarted by October 1, 2025, and from October 1, 2025 until the end of 2026, the minimum production will be 75 percent of the nominal capacity of 228,000 metric tons per year.

As a result of the agreement, Alcoa expects to record restructuring-related charges in the first quarter 2023 of approximately $50 million (pre- and after-tax), or $0.28 per share, to be paid over 2024 and 2025.

About Alcoa Corp.

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability and stronger communities wherever we operate.

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Forward-Looking Statements

This press release contains statements that relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Contacts

Investor Contact:
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
412-315-2909
Jim.Beck@alcoa.com

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